EXHIBIT 10.24

October 4, 2006

Rodney A. McCowan

Dear Rodney:

On behalf of VeriSign, Inc. I am pleased to offer you a regular full-time position of Senior Vice President, Human Resources reporting to Stratton Sclavos. The details of the offer are as follows:

Annual Salary: $360,000.00 (Paid Bi-Weekly)

Hiring Bonus: $50,000.00 (grossed up for taxes)

Should you voluntarily terminate from VeriSign for any reason within one year of your hire date, you will be required to repay VeriSign $50,000.00 on a pro-rated basis.

Stock Options and Restricted Stock Units: I will recommend to the Board of Directors that you be granted stock options to purchase 110,000 shares of Common Stock of VeriSign, Inc., such grant to be subject to terms and conditions of the VeriSign, Inc. 2006 Equity Incentive Plan. The exercise price of the options will be based on the fair market value on the date of grant. You will be eligible to exercise up to twenty-five percent (25%) of your total shares one year from the date of grant, provided that you are employed by VeriSign, Inc. or one of its direct or indirect subsidiaries at that time. Each subsequent quarter (3 months) an additional 6.25% of your total shares will become eligible to exercise provided that you are employed by VeriSign, Inc. or one of its direct or indirect subsidiaries at that time. Additionally, I will recommend to the Board of Directors that you be granted 15,000 restricted stock units of VeriSign, Inc., such grant to be subject to the terms and conditions of the VeriSign, Inc. 2006 Equity Incentive Plan. This award will fully vest over a period of four years from the date of the award with 25% vesting after on each annual anniversary of the grant date provided that you are employed by VeriSign, Inc. or one of its direct or indirect subsidiaries at that time. We recommend that you consult with your tax advisor regarding tax treatment of restricted stock units and stock options.

Annual Bonus: You are eligible to participate in the 2006 VeriSign Bonus Plan. Your targeted bonus percentage for the 2006 Bonus plan is 60% of your base salary. Eligibility for payment under this plan is governed by the terms and conditions of the VeriSign Bonus Plan Document.

Benefits: Your medical and insurance benefits will be commensurate with those of other employees. The full package of benefits is attached. New employees receive 18 days of paid time off per year. VeriSign also observes 11 paid holidays per year. Please Note: Your benefits information for 2005 will be mailed to your home shortly after your date of hire.

This offer is contingent upon your signing the Company’s Confidentiality Agreements included with this offer and upon successful clearance of your background check. It is also contingent upon providing evidence of your legal right to work in the United States as required by the Immigration and Naturalization Service. This offer is for employment on an at will basis, which means that this relationship can be terminated at any time by either party.

To accept this offer, please sign below and return the original offer letter plus the additional enclosed documents in the return envelope and keep a copy of the offer letter for your records. This offer will expire on October 10, 2005. Please contact Andrea Peifer at (650) 426-4663 if you have any questions.

Our New Hire Orientation Meetings are conducted every Monday at 487 East Middlefield Road in Mountain View. The meeting time is approximately two hours and begins at 9:00 A.M. Please check with your recruiter to see when your New Hire Orientation will be conducted. When you arrive, please let the VeriSign receptionist know that you are there for orientation.

Our goal is to continue to transform communication and commerce by driving simplicity, innovation, and confidence into all electronic interactions worldwide. We are confident we will achieve this goal thanks to our committed group of industry partners throughout the world and most importantly to our employees—our most valued and respected asset. We hope you will join our team and help to contribute to our goal!

Sincerely,

/s/ Stratton D. Sclavos	Accepted:	/s/ Rodney A. McCowan	Date: 10/10/06
Stratton Sclavos
Chairman of the Board, President, and CEO	Start Date:	10/30/06